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                                                                     EXHIBIT 99

PROCENTURY CORPORATION ANNOUNCES DEPARTURE OF COO

COLUMBUS, OHIO. - JANUARY 21, 2005 - ProCentury Corporation (NASDAQ: PROS) today announced that John Marazza, its Chief Operating Officer, will be leaving the company, and resigning from its board, to pursue a variety of business and personal interests. John has agreed to serve as a consultant to ProCentury through April 2005 to ensure a smooth transition.

John has been with ProCentury and since 2000 and played a key role as an investor and executive in the creation of ProCentury, the acquisition of Century Insurance Group from Century Business Services, Inc. in 2000 and in ProCentury's successful IPO in April 2004.

"I want to thank John for his important contributions over the past eight years in creating the thriving organization we have today," said Edward F. Feighan, ProCentury's Chairman and CEO. "John has been a great friend and business partner and we all here at ProCentury wish him well."

About ProCentury Corporation

ProCentury Corporation (NASDAQ: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety primarily writes excess and surplus lines insurance and markets its products through a select network of general agents and brokers.